Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to register an additional 1,723,944 shares of common stock filed on February 24, 2023 pertaining to the Thryv Holdings, Inc. 2020 Incentive Award Plan of our report dated March 15, 2022 (except Note 17, as to which the date is February 23, 2023), with respect to the consolidated financial statements of Thryv Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

February 24, 2023